Exhibit 5.1

June 2, 2006

iGate Corporation

1000 Commerce Drive

Pittsburgh, Pennsylvania 15219

Ladies and Gentlemen:

We have acted as counsel to of iGate Corporation, a Pennsylvania corporation (the “Company”), in connection with the proposed issuance (or issuance) by the Company of up to 14,702,793 shares (the “Shares”) of the Company’s common stock $0.01 par value (the “Common Stock”), pursuant to the terms of the iGate Corporation 2006 Stock Incentive Plan (the “Plan”). In rendering our opinion below, we have assumed that any shares of Common Stock which have been reacquired and are then delivered under the Plans will have been duly authorized, validly issued and fully paid at the time of their original issuance.

In connection with this opinion, we have examined, among other things:

(1)	the Articles of Incorporation of the Company, as amended to date;

(2)	the Bylaws of the Company, as amended to date;

(3)	resolutions adopted by the Board of Directors of the Company on May 25, 2006 approving the filing of the Registration Statement; and

(4)	the Plan, as currently in effect.

Based on the foregoing, we are of the opinion that when the Shares have been issued and sold and the consideration is received therefore by the Company pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of our name in the related Prospectus under the caption “Legal Opinion”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ REED SMITH LLP